Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-293200) on Form S-1 and related Prospectus of Xcel Brands, Inc. and Subsidiaries of our report dated April 14, 2026, relating to the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K of Xcel Brands, Inc. and Subsidiaries for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

April 23, 2026